Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +1-692-625-3602
RRE Commercial Center	Email: dreeder@minta.mh
Majuro, MH 96960	r.simpson@simpson.gr

March 12, 2015

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation – Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), in connection with the Corporation’s registration statement on Form F-3 (the “Registration Statement”), including the prospectus therein (the “Prospectus”), filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, on the date hereof, for the registration of 5,000,000 shares of the Company’s Class A common shares (the “Common Shares”) issuable pursuant to the Company’s dividend reinvestment and stock purchase plan.

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Corporation’s Amended and Restated Articles of Incorporation; (iv) the Corporation’s Bylaws; and (v) resolutions of the meetings of the Board of Directors of the Corporation, approving the offering of the Common Shares and all action relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that under the laws of the RMI the Common Shares have been duly authorized and when issued, sold, and paid for, as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very Truly Yours,

/s/ Dennis J. Reeder

Reeder & Simspon, P.C.
Dennis J. Reeder